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                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                                                                       EXHIBIT 5

                                                                   July 31, 1996

The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, NJ   07061-1615

Dear Sirs:

         We are acting as counsel for The Chubb Corporation (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 14,000,000 additional shares (the "Shares") of Common Stock ($1.00 par value) of the Corporation issuable pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (1996) (the "Plan"). In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

         Based on the foregoing we are of the opinion that the Shares granted pursuant to the Plan have been duly authorized and, when so delivered pursuant to the Plan, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                            Very truly yours,



                                            /s/ Davis Polk & Wardwell